Exhibit 99.1

Kingold Jewelry Announces Appointment of Yi Huang as Acting CFO

WUHAN CITY, China, June 1, 2020 - Kingold Jewelry, Inc. ("Kingold" or the "Company") (NASDAQ: KGJI), one of China's leading manufacturers and designers of high quality 24-karat gold jewelry, ornaments and investment-oriented products, today announced the appointment of Yi Huang as Acting Chief Financial Officer of Kingold, effective June 1, 2020.

Mr. Huang is currently a member of Kingold’s executive leadership team, serving as Vice President of Wuhan Kingold Jewelry Company Limited, a contractually controlled affiliate of the Company. Mr. Huang joined Wuhan Kingold in 2005. Mr. Huang holds a Bachelor’s degree in accounting from Zhongnan University of Economics and Law, China.

Mr. Bin Liu has decided to step down from his current role at Kingold for personal reasons but has agreed to assist the new CFO to assure a smooth transition of his responsibilities. Mr. Liu’s resignation takes effect on June 1, 2020.

Chairman and CEO, Mr. Zhihong Jia, commented, “We are pleased to announce the appointment of Yi Huang to the position of Acting Chief Financial Officer of Kingold. Mr. Huang’s experience working with the Kingold leadership team in roles of increasing responsibility since 2005 makes him a perfect fit to assume the role of Acting Chief Financial Officer as we continue our efforts to maintain our position as a leading manufacturer and designer of gold jewelry products in China. During Mr. Huang’s years of service at Kingold, he has been a key contributor in the successful operations of our business, as well as leading numerous financing and business transactions.”

Mr. Jia continued, “All of us at Kingold are grateful for Mr. Bin Liu’s contributions and we appreciate his willingness to work closely with Acting CFO Mr. Huang and the rest of our leadership team to help ensure a smooth transition. We wish Mr. Liu and his family all the best for the future.”

About Kingold Jewelry, Inc.

Kingold Jewelry, Inc. (NASDAQ: KGJI), centrally located in Wuhan City, one of China's largest cities, was founded in 2002 and today is one of China's leading designers and manufacturers of 24-karat gold jewelry, ornaments, and investment-oriented products. The Company sells both directly to retailers as well as through major distributors across China. Kingold has received numerous industry awards and has been a member of the Shanghai Gold Exchange since 2003. For more information, please visit www.kingoldjewelry.com.

Business Risks and Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. You can identify these forward - looking statements by words such as “expects,” “believe,” “project,” “anticipate,” or similar expressions. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Forward-looking statements are subject to a number of risks, including those contained in Kingold's SEC filings available at www.sec.gov, including Kingold's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Kingold undertakes no obligation to update or revise any forward-looking statements for any reason.

Company Contact

Kingold Jewelry, Inc.

Yi Huang, Vice President

Phone: +86- 27 65694977

Investor Relations Counsel:

The Equity Group Inc.

Adam Prior (in US)

Phone: +212 836-9606

aprior@equityny.com

Lucy Ma (in China)

Phone: 86-10 5661 7012

lma@equityny.com